Exhibit 99.1

For Immediate Release

Contact:	Steven E. Brady, President and CEO
(609) 399-0012

Ocean Shore Holding, Co. Announces Completion of Second Step Conversion

December 18, 2009, Ocean City, New Jersey – Ocean Shore Holding Co. (Nasdaq - OSHC), the holding company for Ocean City Home Bank, announced that the conversion of Ocean City Home Bank from the mutual holding company form of organization to the stock form of organization was completed as of the close of business today.

As a result of the conversion and offering, Ocean Shore Holding Co. (“New Ocean Shore”), a newly formed New Jersey corporation, became the holding company for Ocean City Home Bank, and OC Financial MHC and the existing Ocean Shore Holding Co. (“Old Ocean Shore”) have ceased to exist. All outstanding shares of Old Ocean Shore common stock (other than those owned by OC Financial MHC) have been converted into the right to receive 0.8793 of a share of new Ocean Shore common stock and will no longer trade on the Nasdaq Global Market. Shares of New Ocean Shore common stock are expected to begin trading on the Nasdaq Global Market on Monday. The trading symbol will be OSHCD for a period of 20 trading days. Thereafter, the trading symbol will revert to OSHC.

A total of 4,186,250 shares of common stock were sold in the subscription, community and syndicated community offerings at the price of $8.00 per share, including 282,611 shares purchased by the Ocean City Home Bank Employee Stock Ownership Plan. Approximately 3,121,868 additional shares will be issued in exchange for shares of Old Ocean Shore. Cash will be paid in lieu of fractional shares in the exchange, based on the offering price of $8.00. Total shares outstanding after the stock offering and the exchange are approximately 7,308,118 shares.

Stock certificates for shares purchased in the subscription and direct community offerings are expected to be mailed to subscribers on or about December 21, 2009. Shareholders of Old Ocean Shore holding shares in street name or in book-entry form will receive shares of New Ocean Shore directly through their accounts. Shareholders holding shares in certificated form will be mailed a letter of transmittal on or about December 22, 2009 and receive their shares of New Ocean Shore common stock and cash in lieu of fractional shares after returning their stock certificates and a properly completed letter of transmittal to the Company’s transfer agent.

Ocean Shore Holding Co. is the holding company for Ocean City Home Bank, a federal savings bank headquartered in Ocean City, New Jersey. Ocean City Home Bank operates a total of ten full-service banking offices in eastern New Jersey.

Sandler O’Neill & Partners, L.P. managed the subscription and direct community offerings and acted as lead manager of the syndicated community offering. Janney Montgomery Scott LLC acted as co-manager for the syndicated community offering. Kilpatrick Stockton LLP acted as legal counsel to Ocean Shore Holding.

This press release contains certain forward-looking statements about the conversion and offering. Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” Forward-looking statements, by their nature, are subject to risks and uncertainties. Certain factors that could cause actual results to differ materially from expected results include delays in consummation of the conversion and offering, difficulties in selling the common stock or in selling the common stock within the expected time frame, increased competitive pressures, changes in the interest rate environment, general economic conditions or conditions within the securities markets, and legislative and regulatory changes that could adversely affect the business in which Ocean Shore Holding and Ocean City Home Bank are engaged.

The shares of common stock of Ocean Shore Holding are not savings accounts or savings deposits, may lose value and are not insured by the Federal Deposit Insurance Corporation or any other government agency.